Exhibit 99.1
ARMADA HOFFLER PROPERTIES ADOPTS PROXY ACCESS BYLAW AMENDMENT

Company Release - 2/22/2021 6:00 AM ET

VIRGINIA BEACH, VA, February 22, 2021 (GLOBE NEWSWIRE) – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced that its Board of Directors has reaffirmed the Company’s commitment to leadership in corporate governance practices by adopting an amendment to the Company’s bylaws to implement a “proxy access” provision.

Proxy access enables eligible long-term stockholders to nominate and include their own director nominees in the Company’s proxy materials, along with the candidates nominated by the Company’s Board of Directors. With the adoption of this bylaw amendment, a stockholder, or group of up to 20 stockholders, owning at least 3% of the Company’s outstanding shares of common stock continuously for at least three years, will be able to nominate and include in the Company’s proxy materials eligible director nominees up to the greater of (i) 20% of the number of directors up for election at the Company’s annual meeting of stockholders or (ii) two director nominees, subject to the additional requirements specified in the Company’s bylaws. Proxy access rights will first be available to stockholders in connection with the Company’s 2022 annual meeting.

Louis Haddad, President & CEO noted, “Our Board of Directors regularly reviews our corporate governance policies and believes this change is consistent with our objective of maintaining best-in-class governance and delivering value to our stockholders.”

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. (NYSE: AHH) is a vertically-integrated, self-managed real estate investment trust ("REIT") with over four decades of experience developing, building, acquiring, and managing high-quality, institutional-grade office, retail, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. In addition to developing and building properties for its own account, the Company also provides development and general contracting construction services to third-party clients. Founded in 1979 by Daniel A. Hoffler, the Company has elected to be taxed as a REIT for U.S. federal income tax purposes.

Contact:

Michael P. O’Hara
Armada Hoffler Properties, Inc.
Chief Financial Officer and Treasurer
Email: MOHara@ArmadaHoffler.com
Phone: (757) 366-6684